Amendment Letter - D&O Claims (28 June 2022).docx Confidential PRIVATE AND CONFIDENTIAL 28th June 2022 From: Global Blue Group Holding AG (the Borrower) To: SL Globetrotter, L.P. and Global Blue Holding L.P. (together, the Lenders) Dear Sirs Project Globetrotter - Liquidity Loan Amendment Letter 1 Introduction 1.1 Reference is made to the loan agreement originally dated 30 September 2020 (as amended and restated on 22 November 2021 and amended on 29 March 2022) between Global Blue Group Holding AG as borrower and the Lenders (the Loan Agreement). 1.2 Unless otherwise defined herein, terms defined in the Loan Agreement shall have the same meaning when used in this letter. In addition: Effective Date means the date on which this letter is countersigned by SL Globetrotter, L.P. 1.3 The Borrower and SL Globetrotter, L.P. (in its capacity as a Lender constituting the Majority Lenders) are entering into this letter to amend the Loan Agreement in accordance with Clause 12 (Amendments) of the Loan Agreement. 2 Amendment Request 2.1 The Borrower hereby requests the consent of the Lenders to: (a) delete the definition of “Availability Period” in its entirety and replace it with the following: “Availability Period means (a) for all commitments other than the Reserved Commitments, the period from (but excluding) the Closing Date until (and including) 8 July 2022 and (b) for the Reserved Commitments, the Termination Date.”; (b) include the following definition in alphabetical order in Clause 1.1: “Reserved Commitments means commitments of the Lenders in an aggregate amount equal to $10,000,000.”; and (c) include the following new paragraph (g) in Clause 3:

2 Amendment Letter - D&O Claims (28 June 2022).docx “Notwithstanding any other term of this Agreement: (i) the Reserved Commitments may be utilised to finance any amounts payable by the Company in connection with any director or officer liability claims (the Reserved Purposes) subject to the conditions set out in Clause 4 and this paragraph (g) and may not be utilised for any other purpose; (ii) an Additional Loan may be borrowed by the Company for the Reserved Purposes in excess of the two Loans specified in paragraph (c) above; (iii) the “Board Approval” required under paragraph (c) of Clause 4 shall be an approval of the relevant Loan for the Reserved Purposes by the majority of the Board (excluding for such purpose any vote of any director of the Board that is a representative of the Lenders); (iv) the Company may only utilise any Reserved Commitments to finance any amount of any director or officer liability claim to the extent that, pro forma for the payment of such amount of that claim without the utilisation of the Reserved Commitments, the Group would have Liquidity of less than €60,000,000; (v) the Reserved Commitments will be immediately cancelled on dollar for dollar basis in amount equal to any director and officer liability insurance obtained by the Company; and (vi) the Company shall use reasonable endeavours to obtain director and officer liability insurance.” (the Proposed Amendments). 4 Consent 4.1 Pursuant to Clause 12 (Amendments) of the Loan Agreement, the Borrower hereby requests that SL Globetrotter, L.P. (in its capacity as a Lender constituting the Majority Lenders), countersigns this letter and returns it to the Company thereby confirming: (a) each Lender’s irrevocable and unconditional consent to, and approval of, the Proposed Amendment; and (b) each Lender’s acknowledgement and confirmation that the Proposed Amendment shall take effect on the Effective Date. 4 Reservation of Rights Except as varied by the terms of this letter, the Loan Agreement will remain in full force and effect and, from the Effective Date, any reference in the Loan Agreement or to any provision of the Loan Agreement will be construed as a reference to the Loan Agreement or that provision, as amended by this letter. 5 Miscellaneous

3 Amendment Letter - D&O Claims (28 June 2022).docx 5.1 This letter may be executed in any number of copies which taken together shall constitute the same agreement. 5.2 Any person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit or any of its terms. 5.3 The provisions of Clause 18 (Governing Law) of the Loan Agreement shall apply to this letter mutatis mutandis. Yours faithfully /s/ Jacques Stern GLOBAL BLUE GROUP HOLDING AG Name: Jacques Stern Title: CEO

4 Amendment Letter - D&O Claims (28 June 2022).docx ACCEPTED AND AGREED: SL GLOBETROTTER, L.P. in its capacity as a Lender constituting the Majority Lenders By: SL Globetrotter GP, Ltd., its general partner By: /s/ Joe Osnoss Name: Joe Osnoss Title: Director